ULURU NEWS

Contact: Company
Renaat E. Van den Hooff
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. SIGNS OFFER LETTER
TO ACQUIRE YORK PHARMA PLC.

Addison, Texas, April 6, 2009; ULURU Inc. (NYSE AMEX: ULU) today announced that it has signed a non-binding offer letter to acquire York Pharma PLC. (“York”). York is a United Kingdom based skin care company with operations or distribution networks throughout Europe with an established revenue base.

One of the conditions to ULURU making any offer is that the outstanding debt of York (currently being U.S. $6 million of unsecured Convertible Loan Notes 2014, together with accrued interest thereon) shall be converted into ordinary shares of York prior to the closing of any offer. Under the indicative terms set out in the non-binding offer letter, ULURU shareholders would own approximately 77% of the combined company. York shareholders (as enlarged by the conversion of the outstanding debt) would own approximately 23% of the combined company, which would result in ULURU issuing approximately 19.9 million shares.

In conjunction with the signing of the non-binding offer letter, ULURU entered into a series of agreements involving the granting of a revolving line of credit to York. As security for advances made against this line of credit ULURU received a security interest in substantially all of the assets of York.

ULURU and York have not executed definitive documentation relating to any acquisition transaction. There can be no assurance that the parties will enter into definitive documentation for such an acquisition transaction.

ULURU is pursuing a potential acquisition as strategically this is important and would be expected to provide the following benefits to ULURU:

•	Significantly enhance the commercial capability of the Company by creating an integrated U.S. and European marketing and sales infrastructure
•	Afford the ability to leverage the existing sales and marketing organizations
•	Create a larger company with an established revenue base providing an effective vehicle to more rapidly grow both internally and from selected product acquisitions
•	Enhance the profile of the Company better positioning us to be a partner of choice for skin care licensing and product acquisition opportunities
•	Better positions the Company to attract capital market support from both U.S. and European institutions
•	Offers the potential to more rapidly drive growth in shareholder value
•	Offers the potential for significant administrative synergy savings

Commenting on the potential acquisition, Renaat Van den Hooff, President and CEO of ULURU stated, “The potential benefits to be derived from this proposed acquisition will significantly accelerate the maturation of ULURU into a commercially based company with a strong revenue base. This revenue base will positively position the company for more rapid growth both in the United States and Europe.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers with improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and transmucosal delivery system. For more information about Altrazeal™, please visit www.Altrazeal™.com. For more information about ULURU Inc., please visit www.uluruinc.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including statements relating to the possible acquisition of York by the Company and statements relating to potential strategic benefits of any such acquisition. These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed by us with the Securities and Exchange Commission.